Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Reports Unaudited Fiscal 2008 First-Quarter Results
•	Sales Increase 20% Over Prior-Year Period

•	Income from Continuing Operations of $2.7 Million Compares with Loss of $2.8 Million a Year Ago

•	Three Acquisitions Add Incremental Annual Revenues of $350 Million
BOCA RATON, Fla. – August 2, 2007 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced fiscal 2008 unaudited first-quarter results for the period ended June 30, 2007.
Financial Results
Sales for the first quarter increased 20% to $128.4 million, compared with $107.1 million in the first quarter of fiscal 2007. Revenue from acquisitions accounted for $12.0 million or 56.3% of the growth. Growth in the base business contributed $9.3 million or 43.7% of the sales growth for the quarter.
Fiscal 2008 first-quarter sales of hardware products increased 20% to $91.0 million. Software sales increased 64% to $12.4 million, and services revenue increased 5% to $25.0 million.
Gross margin from continuing operations for the first quarter was $32.3 million, or 25.2% of sales, compared with $28.7 million, or 26.9% of sales, for the first quarter of fiscal 2007. Prior-year gross margin for the quarter was positively impacted by unusually high levels of price protection on certain products.
Selling, general and administrative (SG&A) expenses for the first quarter were $37.6 million, or 29.3% of sales, compared with $31.4 million, or 29.3% of sales, in the same quarter a year ago. The $6.3 million increase in SG&A expenses included $4.3 million of incremental operating expenses from the company’s recent acquisitions. The remaining $2.0 million was primarily due to a higher provision for doubtful accounts compared with the same quarter a year ago, as a result of year-over-year changes within aging in the company’s trade accounts receivable. Excluding the $4.3 million in acquisition-associated operating costs, SG&A was down $4.1 million sequentially.
Net interest income for the first quarter was $6.8 million compared with $0.1 million in the same period last year. The improvement was due to the significantly higher cash position as a result of the sale of the company’s KeyLink Systems Distribution Business.
Income from continuing operations for the first quarter was $2.7 million, or $0.08 per share, compared with a loss from continuing operations of $2.8 million, or $0.09 per share, for the first quarter last year.
Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “I couldn’t be more pleased with all that we have achieved in the short time we have been operating solely as a leading provider of innovative IT solutions. Especially when you consider we sold our KeyLink Systems Distribution Business; successfully integrated Visual One Systems; announced and closed three acquisitions; and substantially increased organic sales. We will continue on our strategic course of enhancing the value we provide for customers and shareholders by growing our business, both organically and through acquisitions.”
Recent Acquisitions
During the first quarter of fiscal 2008, Agilysys completed the integration of Visual One Systems, as well as announced three acquisitions – Stack Computer, InfoGenesis and Innovativ Systems Design – all of which have now closed.
•	January 25, 2007 – Visual One Systems, with annual sales of approximately $9 million, is a leading developer and marketer of Microsoft® Windows®-based software for the hospitality industry with offerings including property management, condominium, golf course, spa, point-of-sale, and sales and catering management applications. Visual One customers include well-known North American and international full-service hotels, resorts, conference centers and condominiums of all sizes. The acquisition of Visual One strategically provides Agilysys a complementary product offering and significantly increases the breadth of the company’s market opportunities in the hospitality industry.

•	April 2, 2007 – Stack Computer, with approximately $55 million in revenues, is a technology integrator with a strong focus in EMC-based high availability storage infrastructure solutions. As an EMC Premier Technology Integrator and a Cisco Advanced Technology Partner, Stack strategically provides Agilysys with product solutions and services offerings that significantly enhance its storage and professional services businesses. Stack’s customers, primarily concentrated on the West Coast, include leading corporations in the financial services, healthcare and manufacturing industries.

•	June 18, 2007 – The addition of InfoGenesis, with approximately $42 million in annual revenues, enhances Agilysys’ already strong presence in casinos, hotels and resorts, and provides new solutions in cruise lines, stadiums and foodservice. As an independent software vendor to the hospitality market, InfoGenesis has developed enterprise-class point-of-sale solutions that provide end users a highly intuitive, secure and easy way to process customer transactions across multiple departments or locations. The combined portfolio of products from Agilysys and InfoGenesis offers hospitality clients worldwide a single source for their operational technology needs.

•	July 2, 2007 – Innovativ, with approximately $256 million in revenues, is the largest U.S. solutions provider of Sun Microsystems servers and storage products. The Sun relationship, combined with Innovativ’s strong financial services and telecommunications industry presence, further diversifies Agilysys’ supplier mix, establishes new markets and broadens its customer base. Through the addition of Sun, Agilysys has a very significant relationship with four of the most pervasive computer technology suppliers: EMC, HP, IBM and Sun.
Business Outlook
In its fourth-quarter fiscal 2007 release issued May 25, 2007, Agilysys provided full-year guidance for fiscal 2008. As of the fiscal 2008 first quarter, the company is updating guidance to estimate annual sales in the range of $800 million to $820 million. Full-year gross margin is now expected to be approximately 24% of sales, with EBITDA margins of approximately 2.5% to 3% of sales.
Selling, general and administrative expenses are now anticipated to be approximately 23% of sales, including stock option expense of $6.0 million and approximately $6.0 million in new investments in software development and additional customer-facing employees. Interest income is expected to be approximately $14 million and the company anticipates an effective tax rate of approximately 41.5% for the fiscal year. Based on an estimated 32 million shares outstanding, earnings per share are expected to be in the range of $0.40 to $0.50 per share.
Agilysys also expects fiscal 2008 capital expenditures of approximately $5 million and depreciation and amortization of approximately $15 million, subject to finalizing the intangible asset analysis on the company’s recent acquisitions.
Conference Call Information
A conference call to discuss the first quarter results is scheduled for 11 a.m. ET on Thursday, August 2, 2007. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com. A taped replay of the conference call will be available at 2 p.m. ET on Thursday, August 2, 2007, through midnight ET on Thursday, August 16, 2007, accessible by dialing (877) 344-7529 or (412) 317-0088 (passcode #408990).
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the Securities and Exchange Commission’s Web site, www.sec.gov.
About Agilysys
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology—including hardware, software and services—to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China.
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Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-519-8160
julie.young@agilysys.com

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30
(In thousands, except share and per share data)	2007	2006
Net sales
Products	$103,402	$83,321
Services	24,961	23,744

Total net sales	128,363	107,065
Cost of goods sold
Products	90,446	72,476
Services	5,601	5,840

Total cost of goods sold	96,047	78,316

Gross margin	32,316	28,749
Operating expenses
Selling, general and administrative expenses	37,623	31,364
Restructuring charges (credits)	26	(34)

Operating loss	(5,333)	(2,581)
Other (income) expenses
Other (income) expense, net	(1,180)	811
Interest income	(6,997)	(1,573)
Interest expense	230	1,444

Income (loss) before income taxes	2,614	(3,263)
Income tax benefit	43	479

Income (loss) from continuing operations	2,657	(2,784)
(Loss) income from discontinued operations, net of taxes of $(39) and $5,211 in June 30, 2007 and 2006, respectively	(65)	9,535

Net income	$2,592	$6,751

Earnings per share — basic and diluted
Income (loss) from continuing operations	$0.08	$(0.09)
(Loss) income from discontinued operations	—	0.31

Net income	$0.08	$0.22

Weighted average shares outstanding
Basic	31,390,260	30,524,983
Diluted	32,304,529	30,524,983

Cash dividends per share	$0.03	$0.03

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at June 30, 2007 are unaudited)

	June 30	March 31
(In thousands)	2007	2007
ASSETS
Current assets
Cash and cash equivalents	$365,923	$604,667
Accounts receivable, net	109,950	116,735
Inventories, net	13,373	9,922
Deferred income taxes	3,820	3,092
Prepaid expenses and other current assets	3,518	3,494
Assets of discontinued operations	—	206

Total current assets	496,584	738,116
Goodwill	191,415	93,197
Intangible assets, net	26,261	8,716
Investments in affiliated companies	7,656	11,231
Other non-current assets	27,140	30,701
Property and equipment, net	24,253	17,279

Total assets	$773,309	$899,240

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$77,778	$84,286
Income taxes payable	5,104	134,607
Accrued and other current liabilities	33,085	32,189
Current portion of long-term debt	67	116
Liabilities of discontinued operations — current	201	162

Total current liabilities	116,235	251,360
Other non-current liabilities	27,665	20,813
Liabilities of discontinued operations — noncurrent	141	223
Shareholders’ equity
Common shares	9,336	9,323
Capital in excess of stated value	132,370	129,750
Retained earnings	488,198	489,435
Accumulated other comprehensive loss	(636)	(1,664)

Total shareholders’ equity	629,268	626,844

Total liabilities and shareholders’ equity	$773,309	$899,240

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	June 30
(In thousands)	2007	2006
Operating activities:
Net income	$2,592	$6,751
Less: Loss (income) from discontinued operations	65	(9,535)

Income (loss) from continuing operations	2,657	(2,784)
Adjustments to reconcile income (loss) from continuing operations to net cash used for operating activities (net of effects from business acquisitions):
Gain on redemption of investment in affiliated company	(1,330)	—
Depreciation	385	471
Amortization	1,534	1,602
Deferred income taxes	(628)	731
Stock based compensation	1,846	311
Excess tax benefit from exercise of stock options	(97)	(44)
Changes in working capital:
Accounts receivable	22,562	14,640
Inventories	(1,108)	(983)
Accounts payable	(14,102)	(14,170)
Accrued liabilities	(12,803)	(10,230)
Income taxes payable	(129,270)	2,123
Other changes, net	28	(496)
Other non-cash adjustments	(347)	113

Total adjustments	(133,330)	(5,932)

Net cash used for operating activities	(130,673)	(8,716)

Investing activities:
Proceeds from redemption of investment in affiliated company	4,770	—
Acquisition of businesses, net of cash acquired	(112,074)	—
Purchase of property and equipment	(1,679)	(804)

Net cash used for investing activities	(108,983)	(804)

Financing activities:
Dividends paid	(941)	(916)
Issuance of common shares	690	201
Principal payment under long term obligations	(51)	(43)
Excess tax benefit from exercise of stock options	97	44

Net cash used for financing activities	(205)	(714)

Effect of exchange rate changes on cash	1,019	96

Cash flows used for continuing operations	(238,842)	(10,138)
Cash flows of discontinued operations
Operating cash flows	98	(14,969)
Investing cash flows	—	(60)

Net decrease in cash	(238,744)	(25,167)
Cash at beginning of period	604,667	147,850

Cash at end of period	$365,923	$122,683